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                                  EXHIBIT 11.1

              Statement Regarding Computation of Per Share Earnings

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Computation of Earnings Per Share

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three and six months ended June 30, 2002 and 2001, included in this report as Exhibit 13.3.

Earnings Per Share

Net Income /
Weighted average shares of common stock outstanding for the period

                                 Three months ended
                                      June 30,
                                 2002            2001
                               -------         -------
Weighted Average
Shares Outstanding              1,538,443      1,538,443

Net Income                        636,357        603,218

Per Share Amount                      .41            .39

                                  Six months ended
                                      June 30,
                                 2002            2001
                               -------         -------
Weighted Average
Shares Outstanding              1,538,443      1,538,443

Net Income                      1,247,321      1,185,383

Per Share Amount                      .81            .77

No common stock equivalents exist.